Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1000, ext. 7290

BRIDGE BANCORP ANNOUNCES

 APPROVAL OF STOCK REPURCHASE PROGRAM

BRIDGEHAMPTON, N.Y., February 19, 2019 (GLOBE NEWSWIRE) -- Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for BNB Bank (“BNB”), announced today that its Board of Directors has approved a stock repurchase program for up to 1,000,000 shares of its common stock. The Company may repurchase the shares from time to time through open market purchases, privately negotiated transactions or in any other manner that is compliant with applicable securities laws.  This program replaces the previously authorized repurchase plan.

The stock repurchase program does not obligate the Company to purchase shares. There is no guarantee as to the exact number of shares that may be repurchased by the Company pursuant to this program, which is subject to market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $4.7 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com. BNB has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate.” The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements, including those risk factors described in the Company’s Annual Report on Form 10-K. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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